                                                                    EXHIBIT 10.1

                      LICENSE AND DISTRIBUTORSHIP AGREEMENT

This Agreement (the "Agreement"), dated and effective as of November 22, 1999 by and between Cohesion Technologies, Inc. ("Cohesion"), a corporation duly organized and existing under the laws of the State of Delaware and having its principal place of business at 2500 Faber Place, Palo Alto, CA 94303, United States Surgical, a division of Tyco Healthcare Group LP ("USS"), a limited partnership duly organized and existing under the laws of the State of Delaware and having its principal place of business at 150 Glover Avenue, Norwalk, Connecticut 06856, and Tyco Healthcare Group AG, a corporation organized and existing under the laws of Switzerland and having its principal place of business at Bahnhofstrasse 8, CH-8200 Schaffhausen, Switzerland (THG) (Cohesion, USS/THG, each a "Party" and collectively, the "Parties").

In consideration of the mutual promises and, covenants contained herein, the parties hereto agree as follows:

                             ARTICLE 1 - DEFINITIONS

1.l For purposes of this Agreement, the definitions set forth below shall be applicable.

"Act" shall mean the United States Food, Drug and Cosmetic Act of 1938, as amended to date and during the term of this Agreement, including, without limitation the Medical Device Amendments of 1976.

"Action" shall mean a legal claim, action, suit, proceeding or arbitration.

"Affiliate" shall mean with respect to any specified Person, any other Person, as of the date of the execution of this Agreement, that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this definition, "control" including, with correlative meanings, the terms "controlled by" and "under common control with" means ownership directly or indirectly of more than fifty percent (50%) of the equity capital having the right to vote for election of directors in the case of a corporation and more than fifty percent (50%) of the beneficial interest in the business entity other than a corporation.

"Confidential Information" shall mean, unless specified in writing to the contrary, all non-public information disclosed by one of the Parties to the other Party, including the terms of this Agreement; provided, however, that "Confidential Information" shall not include information that (i) can be demonstrated to have been in the public domain or publicly known prior to the date of disclosure by the disclosing Party; or (ii) that can be demonstrated from written records, to have been in the receiving Party's possession from another source not under an obligation of secrecy to the disclosing Party prior to disclosure by the disclosing Party; or (iii) that becomes part of the public domain or publicly known by publication or otherwise, not due to any


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

unauthorized act by the receiving Party; or (iv) that can be demonstrated by written records to have been independently developed by the receiving Party without the use of the disclosing Party's Confidential Information.

"FDA" shall mean the United States Department of Health and Human Services, Food and Drug Administration, or any successor governmental organization.

"Regulatory Approvals" shall mean FDA's and International Regulatory Agencies' (defined below) clearance of the CoStasis Products for use in the Field.

"Rights Technology" shall mean any and all secret or confidential information, trade secrets, specifications, tests results, analyses, data, inventions, modifications and improvements, methods, processes, formulae, compositions, designs, techniques, applications, ideas or concepts, whether or not reduced to practice, including, without limitation, technology that is or could be the subject matter of a foreign or domestic patent or patent application, whether or not reduced to writing in a patent application, relating to the CoStasis technology and as to which (i) Cohesion either conceives or develops during the term of this Agreement relating to the CoStasis technology, or (ii) Cohesion has, or during the term of this Agreement obtains, any rights, title or interest, in either case, that relates to the CoStasis technology and which is not otherwise subject to USS/THG's rights under this Agreement. Rights Technology shall not include Cohesion's "CoSeal" product line or future product lines involving PEG or recombinant technology.

"Field" shall mean all medical applications relating to hemostasis in surgical applications including, without limitation, the use of the CoStasis Products and the CoStasis Product improvements mutually agreed upon by the parties. The Field does not include femoral access closure, sealing, gluing, adhesion prevention or drug delivery.

"International Regulatory Agency" shall mean any national, provincial, state or local governmental agency or other organization outside of the United States which performs functions similar to the FDA.

"Laws" shall mean any statute, regulation, rule, ordinance, guideline, order, judgment, decision or interpretation of the FDA, any International Regulatory Agency, the Securities Exchange Commission or any applicable governmental organization.

The "CoStasis Product" or" the "CoStasis Products" shall mean those specific products listed in Exhibit A-3 attached hereto, as Exhibit A-3 may be amended from time to time on the mutual agreement of the parties to include upgrades or other specific improvements to the CoStasis Products. The "CoStasis Products" shall not include Cohesion's "CoSeal" product line or future product lines involving PEG or recombinant technology.


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

"CellPaker" shall mean a needle-less syringe device for drawing blood from a human for direct placement into a centrifuge and centrifuging to separate plasma from red and white blood cells. The CellPaker is a proprietary accessory device of Cohesion.

"Net Sales" shall mean gross sales of the CoStasis Products billed and shipped by or on behalf of USS or its Subsidiaries, Affiliates, Sublicensees, or permitted assignees, less normal or customary allowances and discounts actually allowed, returns, invoices written off as uncollectable (but only to the extent of the Variable Transfer Prices attributable thereto), billed taxes and customs duties paid by USS, costs of insurance and transportation, freight and transit insurance, and shall not include samples or demonstration materials or any sale to USS employees for any reason other than resale. The term "Net Sales" shall not include sales between the Parties, sales by independent distributors (but shall include such sales to independent distributors), or sales between USS and its Affiliates, Subsidiaries, Sublicensees or permitted assignees.

For the purposes of the "Net Sales" definition, where CoStasis Products are sold in packages, trays, or other groups of items consisting of one or more CoStasis Products and one or more non-Products (the "Package"), Net Sales shall be calculated for each CoStasis Product within a Package as though it were sold separately.

                                 [Text Deleted]

"Patents" or "Patent Rights" shall mean any and all patents and patent applications relating to the CoStasis Products in the Field on file within the Territory and presently or hereafter owned by Cohesion or a Cohesion Affiliate and/or in which Cohesion or a Cohesion Affiliate has or obtains any right, title or interest including, without limitation the patents and patent applications set forth on Exhibit A-1 attached hereto, and all continuations, continuations-in-part, divisions, reissues, reexaminations, additions, and renewals thereof.

"Person" or "Persons" shall mean any individual, corporation, partnership, association, trust or other entity or organization including a governmental or political sub division or any agency or instrumentality thereof.

"Regulatory Authorities " shall mean collectively, the FDA and the International Regulatory Agencies.

"Sublicensee" shall mean any third Person to whom USS grants a sublicense to sell the CoStasis Product.

"Domestic Territory" shall mean those geographical areas included in Exhibit A-4. Said Exhibit shall be amended to include Canada if Cohesion determines that it will use a distributor for sales therein rather than making direct sales.


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

"International Territory" shall mean those geographical areas included in Exhibit A-5.

"Territory" or "Territories" shall mean the Domestic Territory and the International Territory.

"Trademarks" or "Trademark Rights" shall mean only those trademarks and trademark applications and copyrights included in Exhibit A-2, used by Cohesion in connection with the CoStasis Products in the Territory in the Field presently or hereafter owned by Cohesion or a Cohesion Affiliate and/or in which Cohesion or a Cohesion Affiliate has or obtains any right, title or interest.

1.2 In addition to the foregoing defined terms, the following terms shall have the meanings set forth in the referenced Sections of this Agreement:

               Term                                                     Section
               ----                                                     -------
               Force Majeure Event                                      18.1
               Marketing Rights                                          3.1
               Cohesion Indemnitees                                     12.1
               Cohesion Inventions                                      11.1
               Promotional Materials                                     3.2
               Term                                                     15.1
               USS Indemnitees                                          12.1
               USS Inventions                                           11.1

                             ARTICLE 2 - APPOINTMENT

2.1 (a) For the term of this Agreement, USS hereby accepts appointment as Cohesion's sole and exclusive distributor, with the right to sell and distribute the CoStasis Products throughout the Domestic Territory in the Field, in all surgical specialties in the Field not contraindicated for the CoStasis Products, subject to Section 3.1, Article 5 and other terms and conditions set forth in this Agreement.

(b) For the term of this Agreement, THG hereby accepts appointment as Cohesion's sole and exclusive distributor, with the right to sell and distribute the CoStasis Products throughout the International Territory in the Field, in all surgical specialties in the Field not contraindicated for the CoStasis Products, subject to Section 3.1, Article 5 and other terms and conditions set forth in this Agreement.

(c) In connection with such appointments, Cohesion hereby grants to USS and THG (hereinafter collectively referred to as USS/THG, with references to the "Territory" to be construed as references to their respective portions of the Territory, i.e., Domestic Territory and International Territory), in their respective Territories, the following:

(i) Marketing Rights (as set forth in Article 3 below) during the term of this Agreement; and


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

(ii) an exclusive, royalty-free, paid-up license, with right to sublicense, under the Patents in the Territory solely for the purpose of selling and distributing the CoStasis Products in the Field, such license to continue during the term of this Agreement; and

(iii) a license under the Trademarks in the Territory as set forth in Exhibit
2.1 (the "Trademark License") solely for the purpose of advertising and marketing the CoStasis Products, such license to continue during the term of this Agreement. The form of Trademark License set forth in Exhibit 2.1 shall be executed by the parties simultaneously with the execution of this Agreement.

(d) All references in the Agreement to rights and obligations of USS/THG with respect to the CoStasis Products shall also be deemed to include Affiliates and Sublicensees appointed by USS/THG, subject to written agreements no less restrictive than this Agreement. USS/THG shall from time to time provide Cohesion with a list of such Affiliates and Sublicensees of USS/THG. Notwithstanding such appointment of Sublicensees, USS/THG shall remain fully responsible for the performance of all its covenants and obligations under this Agreement.

(e) Cohesion shall promptly forward to USS/THG all leads for sales of CoStasis Products in the Field in the appropriate Territory. USS/THG shall promptly forward to Cohesion all leads for sales of CoStasis Products either (i) outside the Field or (ii) in the Field and outside the Territory.

(f) During the term of USS/THG's distribution rights pursuant to this Article 2, USS/THG shall not market or sell in the Territory any new products not already sold which are competitive with the CoStasis Products.

2.2 Cohesion shall (i) not exercise any Marketing Rights in the Territory for any of the CoStasis Products in the Field, other than as described in Section 8.5, nor permit any other third Person to exercise any Marketing Rights in the Territory for any of the CoStasis Products in the Field, and (ii) subject to
Section 8.4, enforce its rights to prevent any other third Person, directly or indirectly, from exercising any Marketing Rights in the Territory for any of the CoStasis Products in the Field.

2.3 This Agreement shall not be construed to provide USS or THG with any right to manufacture CoStasis Products.

             ARTICLE 3 - MARKETING AND SALES RIGHTS AND OBLIGATIONS

3.1 Cohesion hereby grants to USS/THG the exclusive right to promote, market, sell and distribute the CoStasis Products for use in the Field in their respective portions of the Territory, subject to Article 5 and other terms and conditions of this Agreement. . Notwithstanding the foregoing, it is agreed that Cohesion may take up to [Text Deleted] following the execution of this Agreement in which to terminate certain international distributor agreements, and that THG's exclusive rights in the countries affected by those agreements shall become effective on the earlier to occur of i) the termination of such agreement(s) or ii) the end of said [Text


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

Deleted]. Subject to Section 3.2, USS/THG's Marketing Rights in their respective portions of the Territory for the CoStasis Products in the Field shall include the following: (a) the exclusive right to market and solicit orders including, without limitation, advertise, promote sales and contact potential customers, prepare and distribute the most recently approved marketing and sales brochures and materials, pursue sales leads, answer customer inquiries, make quotations and take orders, and (b) exclusively train customers of the CoStasis Products with such assistance by Cohesion as provided in this Article 3. All communications or inquiries received by Cohesion from potential customers for CoStasis Products shall be promptly forwarded by Cohesion to USS/THG. All decisions regarding USS/THG marketing, solicitation, handling of customer inquiries and training shall be in USS/THG's sole discretion.

3.2 Cohesion is legally responsible for the accuracy of all product information regarding the CoStasis Products provided by Cohesion to USS/THG and included by USS/THG in CoStasis Products advertising, promotional material, sales aids, sales brochures and product labeling and packaging under the Act (collectively, "Promotional Materials"), provided USS/THG distributes only the most recently revised and approved, as set forth in this Section 3.2, version of such Promotional Materials. USS/THG shall submit all Promotional Materials prepared for use with marketing of the CoStasis Products for prior review and approval by Cohesion, which approval shall not be unreasonably withheld or delayed. If any Promotional Materials have been previously approved by Cohesion, USS/THG shall not be required to resubmit such Promotional Materials for Cohesion's review and approval.

3.3 USS/THG shall promote a CoStasis Product within the Field only for indications covered by the labeling or literature which accompany the CoStasis Product and which have been approved, cleared or otherwise allowed by the applicable Regulatory Authorities in the country in which such promotion occurs.

3.4 Cohesion shall provide assistance in training with respect to the CoStasis Products for USS/THG's marketing and sales personnel and, in accordance with USS/THG's reasonable requests, to customers procured by USS/THG. Such training shall be conducted by competent, technically qualified employees or representatives of Cohesion. Cohesion shall bear the expense associated with such training as they relate to Cohesion's employees or representatives; USS/THG shall bear the expenses associated with such training as they relate to the training facility and supplies. Cohesion training of USS/THG's marketing and sales personnel shall occur at such times and locations as are mutually agreed consistent with the mutually beneficial objective of the parties to effect rapid and thorough training of USS/THG's marketing and sales personnel to maximize sales of the CoStasis Products. Within the limitations set forth in this Section 3.4, Cohesion shall also provide support for USS/THG's marketing efforts, including regulatory review of marketing materials, as set forth in Section 3.2, conducted pursuant hereto as USS/THG's shall reasonably request. Cohesion shall bear the costs of providing all of the support and assistance described in this
Section 3.4 up to a maximum of [Text Deleted] per calendar year. Any costs incurred by Cohesion above [Text Deleted] in any calendar year for such support, if approved in writing in advance by USS/THG, shall be reimbursed to Cohesion by USS/THG within 30 days after receipt of an invoice therefor at the end of the appropriate calendar year.


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

3.5 Cohesion shall make available to USS/THG , at the "No P.O. Prices" as set forth in Tables 6 and 7, demonstration CoStasis Products ("Demonstration Products"), to be used only for demonstration purposes and not for subsequent resale by USS/THG. USS/THG shall not purchase Demonstration Products in an amount exceeding [Text Deleted] of its first six month sales forecast prepared pursuant to Section 4.2 hereof for each calendar year of this Agreement. Demonstration Products purchased pursuant to this Section shall not be counted toward the minimum purchase requirements set forth in Article 5 hereof. USS/THG may request that such Demonstration Products be shipped directly to a hospital/ account, or shipped directly to a U.S. Surgical facility, the shipping costs for which USS/THG shall reimburse Cohesion within thirty (30) days of the end of each calendar quarter.

3.6 Cohesion shall accept and fill CoStasis Products purchase orders forwarded to it by USS/THG. In addition, Cohesion shall accept and fill purchase orders for Centrifuges forwarded to it by USS/THG, and shall accept and fill purchase orders for CellPaker Units forwarded to it by USS/THG.

3.7 The Parties shall continuously communicate and update each other concerning customer purchase orders, customer pricing and purchase terms, shipping and delivery of CoStasis Products, and customer invoicing, payment and complaints. Notwithstanding the foregoing, CoStasis Products shall be invoiced by USS/THG, but shipped C.I.F. destination and delivered to customers (or as otherwise directed by USS/THG) directly by Cohesion or its representatives, employing two-day Federal Express shipping or the equivalent carrier selected by Cohesion (subject to the approval of USS/THG), the aggregate cost of which insurance and freight (including supply of appropriate Cohesion shipping containers and packing materials) shall be reimbursed quarterly by USS/THG, within thirty (30 days) of receipt of an invoice therefor at the end of the appropriate calendar quarter, except where such costs have been charged directly to USS/THG's accounts with the applicable carriers. USS/THG shall have sole responsibility for customer payments and collections, and Cohesion shall be solely responsible for warranty repairs for CoStasis Products. Cohesion shall have no right, responsibility or liability for order processing, invoicing, billing or collection with respect to the CoStasis Products nor any responsibility for any delays or damages in shipment, except to ensure that reasonable insurance for shipment delays or damages is maintained.

3.8 Cohesion agrees, at USS/THG's option, to accept orders by electronic data interchange with USS, and in connection therewith to allow USS/THG to install and maintain, at USS/THG's expense, a connection between Cohesion's QAD computer system and USS/THG's SAP computer system.

3.9 USS/THG agree to provide Cohesion on a timely basis with certain sales, customer, and marketing data relating to the CoStasis Products. Such data may include customer feedback on the basic CoStasis Products and ideas for improvements thereto, individual case reports of CoStasis Product uses, data relating to account usage, ordering, re-ordering, non-ordering of CoStasis Products, conversion from and data regarding competitive products, and such other information as USS/THG and Cohesion deem to be reasonably useful to the implementation of this Agreement.


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

                         ARTICLE 4 - SUPPLY OBLIGATIONS

4.1 Cohesion shall fill USS/THG's purchase orders and arrange shipment to USS/THG's customers USS/THG within the Territory of the entirety of their requirements for the CoStasis Products, at the Transfer Prices defined in
Article 7 of this Agreement. In the event that USS/THG orders in any month more than 125% of the amount of CoStasis Products estimated to be ordered in such month pursuant to Section 4.2 hereof, Cohesion shall ship the CoStasis Products that exceed said 125% as soon as reasonably possible, but in no event more than sixty (60) calendar days after receipt of USS/THG's purchase orders therefor.

4.2 Forty-five (45) calendar days before the start of each calendar year during the term of this Agreement, USS/THG will provide Cohesion with a twelve (12) month forecast of its anticipated monthly purchase requirements for CoStasis Products (the "Forecast"). The Forecast shall be updated by USS/THG on a quarterly basis, with the updates to be provided to Cohesion forty-five (45) calendar days before the start of each calendar quarter, for rolling successive twelve-month periods.

            ARTICLE 5 - MAINTENANCE OF EXCLUSIVE DISTRIBUTION RIGHTS

5.1 During the term of this Agreement, USS/THG shall attain the minimum aggregate annual purchases of Units ("Minimum Aggregate Annual Purchase Amounts") set forth in this Article 5.

5.2 By the conclusion of the calendar years set forth below in Table 1, 2 and 3, USS/THG shall have purchased from Cohesion a Minimum Aggregate Annual Purchase Amount of CoStasis Products in the Territory as a whole, and as to the Domestic Territory identified in Exhibit A-4, and as to the International Territory identified in Exhibit A-5, as follows:

            Table 1 - USS/THG Purchases in Units for Total Territory

                   Year 2000   Year 2001  Year 2002  Year 2003  Year 2004
                                                                <C
     4.5ml             ***        ***        ***        ***        ***
     2.0ml             ***        ***        ***        ***        ***
     1.0ml             ***        ***        ***        ***        ***

             Table 2 - USS Purchases in Units for Domestic Territory

                 Year 2000      Year 2001  Year 2002  Year 2003  Year 2004
                                                                 <C
4.5ml                  ***         ***        ***        ***        ***
2.0ml                  ***         ***        ***        ***        ***
1.0ml                  ***         ***        ***        ***        ***


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

          Table 3 - THG Purchases in Units for International Territory

                 Year 2000      Year 2001  Year 2002  Year 2003  Year 2004
                                                                 <C
4.5ml                  ***         ***        ***        ***        ***
2.0ml                  ***         ***        ***        ***        ***
1.0ml                  ***         ***        ***        ***        ***

***Deleted

5.3 The minimum purchase quantities set forth in Tables 1, 2 and 3 shall be adjusted to reflect delays in FDA clearance (as regards Tables 1 and 2) or delays in termination of foreign distribution agreements (as regards Tables 1 and 3). If FDA clearance of the CoStasis Product has not been received by January 1, 2000, the minimum purchase amount for calendar year 2000 in Table 2 shall be reduced by 1/12 for each month, or portion thereof, that said FDA clearance is delayed, with a corresponding reduction in the minimum amount in Table 1. If FDA clearance of the CoStasis Product has not been received by March 31, 2000, the minimum purchase amount for calendar year 2001 in Table 2 shall be reduced by 1/12 for each month, or portion thereof, that said FDA clearance is delayed beyond March 31, 2000, with a corresponding reduction in the minimum amount in Table 1. . If Cohesion has been unable to terminate an existing exclusive distribution agreement with a third party distributor in any part of the International Territory [Text Deleted] from the date of execution of this Agreement, the minimum purchase amount for calendar year 2000 in Table 3 shall be reduced [Text Deleted], with a corresponding reduction in the minimum amount in Table 1.

5.4 In the event that USS/THG, for whatever reason, fails to purchase sufficient CoStasis Products to meet the Minimum Aggregate Annual Purchase Amount (as adjusted pursuant to Section 5.3) to be purchased in any calendar year, then USS/THG at its sole option may render payment within 30 days of the close of that calendar year to Cohesion in a sum sufficient at the Transfer Price to remedy the deficiency in the Minimum Aggregate Annual Purchase Amount in that calendar year. Such payment by USS/THG to Cohesion will secure the exclusive rights granted herein.

5.5 In the event that USS/THG fails to purchase sufficient CoStasis Products to meet the Minimum Aggregate Annual Purchase Amount in any given calendar year for reasons other than a Force Majeure as defined by this Agreement (or fails to make the payment(s) permitted under Section 5.4, if applicable), USS/THG's exclusive rights under this Agreement shall terminate (subject to Sections 5.6 and 5.7) and USS/THG shall no longer be obligated to purchase the Minimum Aggregate Annual Purchase Amount of CoStasis Products.

5.6 Notwithstanding Section 5.5, if USS/THG fails to purchase sufficient CoStasis Products to meet the Minimum Aggregate Annual Purchase Amount for total Territory sales set forth in Table 1 in Section 5.2 in any calendar year, but USS or THG has purchased sufficient CoStasis Products to meet the Minimum Aggregate Annual Purchase Amount for either Domestic Territory sales set forth in Table 2 in Section 5.2 or International Territory sales set forth in


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

Table 3 in Section 5.2, then the conversion of USS/THG's exclusive rights to non-exclusive rights under this Agreement for the subsequent calendar year shall not apply to the Domestic Territory or International Territory as to which USS or THG has purchased sufficient CoStasis Products to meet the Minimum Aggregate Annual Purchase Amount relevant thereto.

5.7 Notwithstanding any other provision of this Article 5, if in any calendar year USS/THG fails to purchase sufficient CoStasis Products to meet the Minimum Aggregate Annual Purchase Amounts (calculated in units) set forth in Tables 2 or 3 above, but USS/THG purchases CoStasis Products in dollar amounts, based on the Fixed Transfer Prices and Variable Transfer Prices set forth in Table 6, equal to or greater than the dollar amounts set forth in Tables 4 and 5 below, as applicable, then the conversion of USS/THG's exclusive rights to non-exclusive rights under this Agreement for the subsequent calendar year shall not apply to the Region as to which USS/THG has purchased sufficient Products to meet the minimum dollar purchase amounts relevant thereto and set forth in said Tables 4 and 5.

         Table 4 - USS Purchases in U.S. Dollars for Domestic Territory

Year 2000      Year 2001      Year 2002      Year 2003      Year 2004
      ***            ***            ***            ***            ***

       Table 5 - THG Purchases in U.S. Dollars for International Territory

Year 2000      Year 2001      Year 2002      Year 2003      Year 2004
            ***            ***            ***            ***           ***

*** Deleted

5.8 If USS/THG's exclusive rights under this Agreement are converted to non-exclusive rights pursuant to Section 5.5, 5.6 or 5.7, Cohesion shall have the right to promote, sell and distribute CoStasis Products in the Field within the Territory to the same extent as is provided to USS/THG by Articles 2 and 3 of this Agreement, and shall have the right to grant to third parties, including Cohesion Affiliates, the non-exclusive right to promote, sell and distribute CoStasis Products in the Field within the Territory.

5.9 In the event that Cohesion grants to third parties, including Cohesion Affiliates, the non-exclusive right to promote, sell and distribute CoStasis Products within the Territory pursuant to Section 5.8, the terms of such non-exclusive grants shall not be more favorable than those terms under which USS/THG promotes, sells and distributes CoStasis Products within the Territory on a non-exclusive basis.

                            ARTICLE 6 - CONSIDERATION

        6.1 As consideration for the rights granted hereunder, in addition to its payments under Article 7, USS/THG shall pay to Cohesion the following:

               (a) Upfront License Fee: A payment of Five Hundred Thousand Dollars ($500,000) payable to Cohesion within five (5) business days of execution of this Agreement, 75% of which shall be payable by USS and 25% of which shall be payable by THG.

               (b)  Additional License Fees:

                      (i) U.S. Approval: Five Hundred Thousand Dollars ($500,000) payable to Cohesion upon issuance to Cohesion of all required Regulatory Approvals by the FDA for the commercial marketing of the CoStasis Products; 75% of which shall be payable by USS and 25% of which shall be payable by THG.

                      (ii) April Payment: Two Hundred Fifty Thousand Dollars ($250,000) payable to Cohesion on April 1, 2000, 75% of which shall be payable by USS and 25% of which shall be payable by THG.

                      (iii) [Text Deleted]

                      (iv) [Text Deleted]


                      (v) Cumulative Sales: [Text Deleted] upon cumulative Net Sales from the inception of this Agreement reaching or exceeding [Text Deleted] , 75% of which shall be payable by USS and 25% of which shall be payable by THG; provided, that such payment shall not be due unless and until [Text Deleted]

                 ARTICLE 7 - TRANSFER PRICES AND OTHER PAYMENTS

7.1 USS/THG and any USS/THG Affiliate shall purchase CoStasis Products from Cohesion pursuant to Sections 3.6 and 4.1, respectively, at the Transfer Prices for those products as defined by this Article 7.

7.2 The Transfer Price for a specific CoStasis Product to be sold to any person or entity other than an USS/THG Affiliate shall be the sum of: (1) a fixed amount (the "Fixed Transfer Price") and (2) a percentage of Net Sales (the "Variable Transfer Price"), each as set forth in Tables 5 and 6.

             Table 6 - CoStasis Product Transfer Prices and Payments

Unit Size        Fixed             Variable Transfer             Variable Transfer        "No P.O.
                 Transfer Price    Price, Years 2000 & 2001      Price, Years 2002+       Price"
9.0 cc (4.5 ml)  ***               *** of Net Sales              *** of Net Sales         ***
4.0 cc (2 ml)    ***               *** of Net Sales              *** of Net Sales         ***
2.0 cc (1 ml)    ***               *** of Net Sales              *** of Net Sales         ***

         Table 7 - Centrifuge and CellPaker Transfer Prices and Payments

Product                           Fixed Transfer Price      "No P.O. Price"
Centrifuge                        ***(1)                          ***(1)
CellPaker (1x Unit)               ***                             ***
CellPaker (10xUnit)               ***                             ***

--------
(1) The parties agree that Centrifuges provided to USS/THG hereunder shall be priced at [Text Deleted]. The price set forth in this table is an estimate for planning purposes only.

7.3 Fixed Transfer Prices for all Products shipped by Cohesion during any month shall be payable by USS/THG by the 15th day of the following month, following receipt of verification of shipment thereof from Cohesion.

7.4 Variable Transfer Prices shall be payable by USS within 30 days following the end of each calendar quarter.

                      ARTICLE 8 - RESEARCH AND DEVELOPMENT

8.1 The Parties agree that one of the aims of their relationship is the further commercialization of the CoStasis Products and the development of improvements to the CoStasis Products which are compatible and complementary with USS/THG products and function in a manner designed to protect, to the maximum extent reasonably possible, the intellectual property rights of the parties and the distinctiveness of the CoStasis Products with USS/THG products in the marketplace, and shall design or redesign their respective products for use in the Field consistent with the foregoing objectives.

8.2 The planning, direction and activities of the research and development program shall be under the coordination of a "Development Committee", which shall consist of four members, one of which shall serve as Chairman. Responsibilities of the Development Committee shall include, but shall not be limited to, discussion and communications concerning strategies for further research and development of the CoStasis Products and CoStasis Product Improvements, and development of product designs. Cohesion and USS/THG shall each have two (2) representatives on the Development Committee. The chairmanship shall rotate each twelve (12) month period and shall first be a representative of Cohesion and then a representative of USS/THG, and so forth. The Development Committee shall be established within thirty (30) days after the effective date of this Agreement. Each party shall name, and may remove and replace at any time without the consent of the other party, its members. The affirmative vote of a majority of the members present at a meeting shall be necessary for the passage of any resolution or for any other action by the Development Committee (except adjournment of a meeting where less than a quorum is present). The Development Committee may meet by telephone conference or other similar means. Notwithstanding the foregoing, the Development Committee shall not have any authority to alter in any way the substantive rights of the parties hereto set forth in this Agreement.

8.3 Development of the CoStasis Products and Improvements during the term of this Agreement including, without limitation, the conduct of all clinical trials shall be the responsibility of Cohesion, unless otherwise decided by the Development Committee. [Text Deleted] Both parties will communicate with each other and provide copies of all test data and other results relating to agreed upon development of CoStasis Products and Improvements. [Text Deleted] For purposes of this Section, "Manufacturing Cost" means the direct labor and material, but not overhead, costs incurred in, or attributable to, the manufacture, packaging and labeling of that CoStasis Product. Manufacturing Costs shall be Cohesion's costs as determined by Cohesion's cost accounting procedures, which shall be in accordance with generally accepted accounting principles. Cohesion agrees to allow USS/THG to examine and copy Cohesion's books and records as and when reasonably requested, during Cohesion's normal business hours, for verification of the direct labor and material costs incurred in, or attributable to, the manufacture, packaging and labeling of that CoStasis Products.

8.4 [Text Deleted]

8.5 USS/THG agrees to allow Cohesion to use samples of CoStasis Products during general CoStasis Product demonstrations. USS/THG further agrees to allow Cohesion to distribute samples of CoStasis Products to physicians, not to exceed [Text Deleted] units per year during the term of this Agreement, provided that Cohesion notifies USS/THG in writing of the names and addresses of all parties receiving such samples.

                       ARTICLE 9 - MANUFACTURE AND SUPPLY

9.1 Cohesion shall have sole right and shall have sole responsibility and liability for the manufacture, assembly, production, quality control, sterilizing, packaging, and multilingual labeling of the CoStasis Products.

9.2 Cohesion shall comply, and shall cause each of its third party vendors, suppliers, distributors or other Persons involved in the manufacture, assembly, production, packaging, labeling, shipping or delivery of the CoStasis Products to comply, with all present and future Laws relating to the manufacture, assembly, production, packaging, sterilizing, labeling, shipping and delivery of the CoStasis Products, including, without limitation, those enforced or promulgated by Regulatory Authorities (e.g., FDA Good Manufacturing Practices/ Quality Systems Regulations, defect notifications and any other registration requirements which may be imposed on the manufacture, assembly or supply of drugs or medical devices).

9.3 USS/THG shall have the right, upon reasonable advance notice (no less than 15 days) specifying USS/THG's purpose and during regular business hours, to inspect the manufacture, assembly, production, packaging, labeling, shipping, quality control and sterilizing facilities of Cohesion and its third party vendors, suppliers and distributors, as well as all records relating to the CoStasis Products to allow USS/THG to verify Cohesion's compliance with its obligations under this Agreement. Cohesion shall provide USS/THG with reasonable advance notice (no less than 45 days) prior to making, or any third party making, any change which would require notification of any International Regulatory Agency of the design of a CoStasis Product, the materials used to manufacture a CoStasis Product, or the manufacturing process thereof.

9.4 USS/THG shall maintain, at Cohesion's expense, contingent business interruption insurance under which USS/THG is the sole covered party. The amount of such coverage shall be based upon the reasonable estimate of the parties in their business judgment exercised in a reasonable and prudent manner as to the expected sales of the CoStasis Products during the first twelve (12) months following United States Regulatory Approval, but the premium payable by Cohesion therefor shall not exceed [Text Deleted] . Thereafter, the dollar amount of such coverage shall be adjusted on the annual anniversary date of such Regulatory Approval during the Term to reflect the reasonable estimate of the parties in their business judgment exercised in a reasonable and prudent manner as to the expected sales of the CoStasis Products during the immediately following twelve (12) months, but the premium payable by Cohesion therefor shall not exceed [Text Deleted] . Nothing set forth in this section 9.4 is intended to substitute for the indemnity rights set forth in this Agreement.

9.5 (a) In the event of any shortage, damage or discrepancy in or to a shipment of CoStasis Products or in the event any of the CoStasis Products fail to comply with the then current Specifications for the CoStasis Products, USS/THG shall report the same to Cohesion and furnish such written evidence or other documentation as Cohesion reasonably may deem appropriate. If the substantiating evidence delivered by USS/THG demonstrates that such shortage, damage or discrepancy or non-conformity with Specifications existed at the time of delivery of the CoStasis Product at the C.I.F. point, USS/THG may return the CoStasis Product to Cohesion at Cohesion's expense, and at USS/THG's request Cohesion shall use all reasonable efforts to deliver promptly replacement CoStasis Products to USS/THG in accordance with the delivery procedures set forth herein.

  (b) Cohesion represents and warrants to USS/THG that (i) all CoStasis Products sold and delivered to any account under this Agreement will have been manufactured, if required by law, in accordance with FDA Good Manufacturing Practices / Quality Systems Regulations, European Medical Device Directive requirements, ISO 9001 certification or successor requirements, and all other applicable manufacturing requirements, (ii) all CoStasis Products sold and delivered to any account under this Agreement shall have received all Regulatory Approvals required for the CoStasis Products in any countries in the Territory (subject to the material accuracy of all information provided by USS to Cohesion in relation to such Regulatory Approvals), and (iii) continually during the term of this Agreement no CoStasis Products delivered by Cohesion to USS/THG or to any USS/THG account shall be adulterated or misbranded at the time of delivery within the meaning of the U.S. Food, Drug and Cosmetic Act and regulations thereunder. Cohesion shall cause USS/THG's regulatory personnel to be provided with reasonable access from time to time to the facilities and records of Cohesion for the purpose of confirming Cohesion's compliance with all applicable requirements noted in this Section.

  (c) Cohesion warrants to USS/THG and to USS/THG's customers that CoStasis Products sold by Cohesion will not infringe any currently issued patents, trade secrets, trademarks, or other intellectual property rights of any third party, and that such products shall, when delivered at the C.I.F. point, meet the Specifications and shall be free from defects in materials and workmanship. USS/THG shall invoice Cohesion for, and Cohesion shall promptly pay, USS/THG's reasonable labor charges and USS/THG's out-of-pocket materials, handling, shipping, transportation, insurance and other expenses actually incurred in replacing defective CoStasis Products which were under warranty.

  (d) THE WARRANTIES SET FORTH ABOVE ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED AND EXCLUDED BY COHESION, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, EXCEPT THAT COHESION SHALL ALSO PROVIDE WITH RESPECT TO COSTASIS

PRODUCTS SOLD TO DISTRIBUTORS OR TO DISTRIBUTORS' CUSTOMERS SUCH OTHER WARRANTIES AS COHESION CUSTOMARILY PROVIDES TO ITS CUSTOMERS OR END-USERS OF THE COSTASIS PRODUCTS IN THE FIELD OF USE.

                             ARTICLE 10 - REGULATORY

10.1 (a) Cohesion shall permit USS/THG to inspect and copy at USS/THG expense Cohesion's Regulatory Approvals for CoStasis Products in the Field in the Territory at Cohesion's principal offices on prior notice during regular business hours. Such Regulatory Approvals shall be retained by USS/THG in confidence as Cohesion's Confidential Information. Promptly following the execution of this Agreement, Cohesion shall provide to USS/THG a schedule to the best of Cohesion's knowledge containing a description of the timing, clinical endpoints, indications approvals, and clinical protocols for all clinical trials conducted, sponsored or funded, in whole or in part, by Cohesion or any Cohesion Affiliate, or currently expected or anticipated to be conducted, sponsored or funded, in whole or in part, by Cohesion or any Cohesion Affiliate relating to CoStasis Products in the Field in the Territory.

(b) During the term of the Agreement, interaction with the FDA, any International Regulatory Agency and any other similar authority within or outside the United States concerning CoStasis Products shall be conducted exclusively by Cohesion. For purposes of any regulatory filings concerning the CoStasis Products, Cohesion shall be the official company sponsor in the United States. Cohesion agrees to appoint the appropriate USS/THG Affiliate or distributor as the official company sponsor in countries in the Territory outside the United States. Cohesion shall make reasonable commercial efforts and provide its own resources as reasonably required to receive the Regulatory Approvals for all countries in the Territory as to which USS requests that applications for Regulatory Approvals be filed. Cohesion shall advise USS/THG of regulatory communications with Regulatory Agencies concerning the CoStasis Products in the Field in the Territory and provide USS/THG with a copy of all proposed filings with Regulatory Agencies concerning the CoStasis Products in the Field in the Territory as far in advance as is reasonably possible to permit USS/THG to comment upon the proposed filings, such comment to be made within seven (7) business days after receipt of the proposed regulatory filing. No such filing shall be submitted to a Regulatory Agency unless USS and Cohesion have each approved such filing in writing. USS/THG will assume and be solely responsible for all costs associated with regulatory interaction concerning the CoStasis Products in the International Territory, and shall reimburse Cohesion for its costs associated therewith, provided that USS/THG's obligations in relation to such costs will apply only to costs incurred after the date of execution hereof which have been approved in advance by USS/THG. Cohesion shall provide USS/THG with written updates, no less often that each calendar quarter, on the status of any pending filings with such Regulatory Agencies for CoStasis Products in the Field in the Territory.

10.2 Either party shall notify the other Party as soon as practicable after receiving notice of any Action involving or relating to CoStasis Products which includes allegations of violation of any applicable Laws. In addition, Cohesion shall promptly notify USS/THG of any adverse reaction or other similar claims with respect to CoStasis Products of which it becomes aware. USS/THG shall promptly notify Cohesion of any adverse reaction or other similar claims with respect to the CoStasis Products, for purposes of notifying the appropriate regulatory agency or agencies of which it becomes aware. Any death, serious injury, potential for occurrence of the same, or change in the frequency or occurrence in field experiences required to be reported to the FDA shall be reported by a Party to the other Party in a manner and time which will enable the Party receiving the information to comply with applicable Laws in a timely manner.

10.3 Cohesion shall be solely responsible to institute and fund any recall, field corrective action, or the like in circumstances relating to a CoStasis Product defect or failure which requires such action as determined by the FDA, any International Regulatory Agency or any other similar authority within or outside the United States, or by Cohesion or as otherwise may be required pursuant to applicable Laws, except to the extent such action is the result of a failure by USS/THG to limit its promotion of the CoStasis Products to indications approved, cleared or otherwise allowed by applicable Regulatory Agencies. In such circumstances, the actual retrieval of the CoStasis Products will be the responsibility of Cohesion and handled by Cohesion or third Persons authorized by Cohesion. USS/THG shall assist Cohesion in any such recall, field corrective action, or the like and, subject to the exception set forth in the first sentence of this Section 10.3, shall be reimbursed by Cohesion for USS/THG's out of pocket costs, other than attorney's fees and expenses, involved in such requested assistance.

10.4 Cohesion represents, warrants and covenants that (i) in connection with any CoStasis Product sold to customers, it will have and will continue to have and maintain, effective Regulatory Approvals to manufacture and sell CoStasis Products in the Territory, to the extent required by Law, and shall provide a copy of such Regulatory Approvals to USS/THG, and (ii) that the submissions made by Cohesion to obtain or maintain such Regulatory Approval shall be made in good faith and contain accurate and complete data and information regarding the CoStasis Products as required by applicable Laws. Cohesion warrants and covenants that no CoStasis Products delivered by it, or on its behalf, to customers will be adulterated or misbranded at the time of delivery within the meaning of the Act.

10.5 USS/THG represents and warrants that (i) it shall comply with all applicable Laws in its advertising, promotion and sale of CoStasis Products,
(ii) it shall promote CoStasis Products only within the approved indications; and (iii) all advertising, detail aids, promotional materials and sales brochures used by it to market CoStasis Products shall be approved by Cohesion, such approval not to be unreasonably withheld. Cohesion represents and warrants that (i) it shall comply with all applicable Laws in its advertising, promotion and sale of CoStasis Products, (ii) it shall advise USS/THG of the approved indication, and (iii) Cohesion's approval of USS/THG advertising, detail aids, promotional materials and sales brochure for CoStasis Products, and all advertising, detail aids, promotional materials and sales brochures prepared by Cohesion for CoStasis Products, shall be consistent with all applicable Regulatory Approvals.

                       ARTICLE 11 - INVENTIONS AND PATENTS

11.1 The Parties each acknowledge that the other Party has developed or acquired methods, processes and apparatus relating to their respective fields of endeavor. Notwithstanding anything in this Agreement to the contrary, each Party shall retain all right and title in and to such methods, processes and apparatus developed or owned on their respective parts prior to the

Effective Date. During the term of this Agreement, inventions by Cohesion or USS/THG shall be treated as follows:

(i) Inventions, whether or not patentable, which are conceived and/or reduced to practice (i) solely by or on behalf of USS/THG based solely on Cohesion Confidential Information, or (ii) solely by or on behalf of Cohesion based solely on Cohesion Confidential Information, or (iii) jointly by or on behalf of USS/THG and Cohesion based solely on Cohesion Confidential Information, shall be owned by Cohesion (collectively, "Cohesion Inventions"); and

(ii) Inventions, whether or not patentable, which are conceived and/or reduced to practice (i) solely by or on behalf of USS/THG based solely on USS/THG Confidential Information, (ii) solely by or on behalf of Cohesion based solely on USS/THG Confidential Information, or (iii) jointly by or on behalf of USS/THG and Cohesion based solely on USS/THG Confidential Information, shall be owned by USS/THG (collectively, "USS/THG Inventions").

(iii) Inventions, whether or not patentable, which are conceived and /or reduced to practice by either Party based on both USS/THG Confidential Information and Cohesion Confidential Information shall be owned jointly by both Parties. USS/THG and Cohesion shall execute any assignments necessary to effect the distribution of ownership of joint inventions specified in this section 11.1.

(iv) Each Party shall have sole responsibility for filing, prosecuting and maintaining applications or patents and local counterparts in its territory. Each Party shall bear the expenses of filing, prosecution and maintenance of joint Inventions in its territory. If either Party declines to file, prosecute or maintain a joint Invention patent in a territory, it shall notify the other party in writing before any applicable due date no later than thirty (30) days prior to such due date. The notified Party shall have the option to file, prosecute or maintain at its expense each such joint Invention patent.

11.2 Cohesion shall have sole right and shall have sole responsibility at its sole cost to obtain and maintain all Patents involving or related to CoStasis Products. Cohesion shall provide USS/THG with a copy of all Patents related to CoStasis Products in the Field in the Territory upon the issuance thereof.

11.3 If USS/THG or Cohesion receives notice of an Action by a third Person alleging infringement of such third Person's patent rights by the manufacture, use or sale of a CoStasis Product in the Field in the Territory, the Party receiving such notice shall promptly notify the other Party. Cohesion shall conduct the legal defense of such Action and may enter into any disposition with respect thereof, including any out of court settlement or agreement with the third party, as Cohesion in its discretion deems desirable. All costs of Cohesion's defense, including its attorneys' fees and court costs, and any damages awarded or amounts paid in settlement in any such Action, shall be the sole responsibility of Cohesion. Cohesion shall keep USS/THG advised of the status of such Action and shall provide USS/THG with a copy of all litigation papers filed relating thereto. USS/THG shall fully cooperate with Cohesion in its defense of such infringement Action and Cohesion shall pay USS/THG's out of pocket expenses, including its attorneys fees and expenses, in providing such cooperation to Cohesion.

11.4 The Parties shall each give prompt written notice to the other of any apparent infringement discovered by it with respect to any Patent or trademark related to CoStasis in the Field in the Territory. Such notice shall set forth the facts of the apparent infringement in reasonable detail to the extent then known to the notifying Party. Should either Cohesion or USS/THG desire that an Action be brought against third party infringers to enforce a Patent, the Party shall notify the other Party. USS/THG shall have the exclusive right to bring or settle, in its discretion and within the terms of this Agreement, such Action if it is within the Field and in the Territory at its own expense and shall be entitled to all amounts recovered from opposing parties, if any. Cohesion shall have the exclusive right to bring or settle, in its discretion, such Action if it is outside the Field or outside the Territory at its own expense and shall be entitled to all amounts recovered from opposing parties, if any. USS/THG shall keep Cohesion advised of the status of such Action within the Field within the Territory and shall provide a copy of all litigation papers received or prepared involving or relating thereto. Cohesion shall cooperate with USS/THG in connection with any such Action within the Field within the Territory and USS/THG shall pay Cohesion's out of pocket expenses, other than attorneys fees and expenses, in providing such cooperation. Cohesion shall have the right in its discretion to join in any such Action within the Field provided that it pays the costs and expenses of its counsel.

11.5 The provisions of this Article 11 shall survive termination of this Agreement.

                    ARTICLE 12 - INDEMNIFICATIONS; INSURANCE

12.1 (a) Cohesion shall be liable for and shall defend, indemnify and hold USS/THG, its Affiliates and permitted assignees, and each of their respective directors, officers, employees, agents and representatives (collectively, "USS/THG Indemnitees") harmless from and against any liability, damage or loss and from any judgments, awards, claims, Action, demands, recoveries or expenses, including USS/THG's attorneys fees and costs, to the extent that they (i) arise out of Cohesion's breach of this Agreement or of any representation or warranty made to USS/THG under this Agreement, or (ii) ) [Text Deleted], or (iii) result from the negligent acts or willful malfeasance on the part of Cohesion or Cohesion's employees or agents, or (iv) arising out of any tort claim, worker's compensation claims or other employment related claims of any agents or employees of Cohesion; or (v) to the extent caused by use of a defective CoStasis Product in the Territory, except (aa) to the extent caused by an act or omission of USS/THG or its agents, or (bb) arising out of or incident to any misrepresentation or any breach of any warranty or covenant of USS/THG hereunder or any default in the observance or performance of any term or provision to be observed or performed by USS/THG hereunder, or (cc) resulting from a defect in a USS/THG product sold in a kit form with a CoStasis Product. Cohesion shall reimburse USS for any attorneys fees and costs incurred by USS under this
Section 12.1(a) on a monthly basis during any Action covered hereby.

(b) USS/THG shall be liable for and shall defend, indemnify and hold Cohesion, its Affiliates and permitted assignees, and each of their respective directors, officers, employees, agent and representatives (collectively, "Cohesion Indemnitees") harmless from and against any liability, damage or loss and from any judgment, awards, claims, Action, demands, recoveries or expenses, including Cohesion's attorneys fees and costs, to the extent that they (i) arise out of USS/THG's breach of this Agreement or of any representation or warranty made to Cohesion under this Agreement, or (ii) result from the negligent acts or willful malfeasance on the part of USS/THG or USS/THG's employees or agents including, without limitation, selling CoStasis Products outside the Field or outside the Territory, or in promoting a CoStasis Product in a manner inconsistent with the CoStasis Product's labeling (except as to Promotional Materials approved by Cohesion), or (iii) arising out of any tort claim, worker's compensation claims or other employment related claims of any agents or employees of USS/THG, or (iv) arising out of or incident to any misrepresentation or any breach of any warranty or covenant of USS/THG hereunder or any default in the observance or performance of any term or provision to be observed or performed by USS/THG hereunder. USS shall reimburse Cohesion for any attorneys fees and costs incurred by Cohesion under this Section 12.1(b) on a monthly basis during any Action covered hereby.

 (c) If any lawsuit concerning CoStasis Products in the Territory or the transactions contemplated by this Agreement is brought by or on behalf of a third party against Cohesion and/or USS/THG, in such event Cohesion and USS/THG shall reasonably consult concerning the handling of such matter. However, this obligation to consult shall not affect the liabilities and obligations imposed by this Section 12.1.

 (d) On execution of this Agreement, each party shall maintain comprehensive general liability insurance, including product liability insurance with broad form vendors coverage, with insurance carriers reasonably acceptable to the other party on a claims made basis in an amount [Text Deleted] . Cohesion shall consider increases in the amount of such insurance beyond [Text Deleted] based on its business judgment exercised in a reasonable and prudent manner. Such insurance shall have a combined single limit for bodily injury and property damage per occurrence and in the aggregate in the aforementioned amounts. Such insurance shall include the other party as an additional named insured as its interest may appear. Commencing with Regulatory Approval to sell a CoStasis Product in the Territory, each party shall furnish to the other party a certificate of insurance evidencing such coverage with thirty days' written notice to the other party of cancellation or material change. Nothing set forth herein in this Section 12.1(d) is intended to substitute for the indemnity rights of the parties set forth in this Agreement.

12.2 Promptly after receipt by a Party indemnified pursuant to this Agreement of the commencement of any Action against such indemnified Party in respect of which indemnity or reimbursement may be sought against the indemnifying Party hereunder, such indemnified Party shall promptly notify the indemnifying Party in writing of the commencement of the Action, but the failure to so notify the indemnifying Party shall not relieve it of any liability which it may have to any such indemnified Party unless such a failure substantially prejudices the rights of the indemnifying Party hereunder. The indemnifying Party shall thereupon undertake the defense of such Action. If any such action shall be brought against any indemnified Party and it shall notify the indemnifying Party of the commencement thereof, the indemnified Party shall be entitled to participate therein, and to the extent it so desires, to control the defense thereof, with counsel reasonably satisfactory to such indemnified Party. After notice is given by the indemnified Party to the indemnifying Party of its election to participate in the defense thereof, the indemnified Party may participate in such defense, but the indemnifying Party shall not be liable to such indemnified party under this
Section 12.2 for any legal or other expenses subsequently incurred by such indemnified Party in connection with its participation in the defense thereof other than out of pocket costs and expenses of the indemnified party (excluding legal costs and expenses) in connection with assistance rendered to the indemnifying party at the specific request of the indemnifying Party.

12.3 The provisions of this Article 12 shall survive termination of this Agreement.

                       ARTICLE 13 NON-COMPETE; EXCLUSIVITY

13.l During the term of this Agreement, Cohesion shall not except as provided in
Article 5, directly or indirectly, without USS/THG's prior written consent, in its sole discretion, market or solicit, or permit, encourage or assist third parties to market or solicit, the sale or lease of CoStasis Products in the Field in the Territory, other than through USS/THG.

13.2 During the term of this Agreement, USS/THG shall not, directly or indirectly, without Cohesion's prior written consent, in its reasonable discretion, market or solicit, or permit, encourage or assist third parties to market or solicit, the sale or lease of the CoStasis Products outside of the Field in the Territory, other than through Cohesion.

          ARTICLE 14 - RIGHT OF FIRST REFUSAL AND RIGHT OF FIRST OFFER

        14.1 Cohesion hereby grants to USS/THG the below rights of first refusal and first offer for Rights Technologies in the Field in the Territory set forth in this Article 14. In accordance with such rights of first refusal and first offer, Cohesion agrees not to transfer, by sale, license or otherwise, any interest in any of the Rights Technology in the Field in the Territory to any third Person, except pursuant to this Article 14.

        14.2 If Cohesion decides to offer for transfer such ownership interest in its Rights Technologies in the Field in the Territory to outside entities, it shall first deliver to USS/THG an offer, irrevocable for forty-five (45) days from its receipt, to sell to USS/THG the interest which is the subject of the outside offer. If USS/THG notifies Cohesion that it desires to negotiate for the acquisition of such Rights Technologies within ten (10) days of its receipt of such offer, the parties shall promptly negotiate in good faith an agreement to sell or otherwise transfer to USS/THGC such Rights Technologies. If the parties fail to enter into an agreement regarding such Technology within said forty-five
(45) day period, Cohesion shall be free to offer such Rights Technologies to third parties, provided the terms of any such offer(s) may not be more favorable to such third parties than were last offered to USS/THG if such agreement is entered into within six (6) months following the termination of said forty-five
(45) day period.

        14.3 [Text Deleted]

                        ARTICLE 15 - TERM AND TERMINATION

15.l This Agreement shall remain in full force and effect from the date hereof until the date which is five (5) years from the date hereof, unless earlier terminated pursuant to this Article 15 (the "Term").

15.2 Both Parties agree to discuss, starting no later than January 1, 2004, renewal of this Agreement.

15.3 This Agreement may be terminated prior to the end of the term of this Agreement as follows:

(a) by either Party, in the event the other Party files any petition in a bankruptcy or similar proceeding or, if the other Party has a petition in a bankruptcy or similar proceeding filed against it and such proceeding continues unstayed after forty five (45) days after the filing thereof, on thirty (30) days written notice to the other Party;

(b) by either Party, in the event the other Party becomes insolvent or makes an assignment for the benefit of its creditors, on thirty (30) days written notice to the other Party;

(c) by either Party, in the event a Force Majeure Event (defined below) prevents the other Party from performing for more than sixty (60) days, on thirty (30) days written notice to the other Party;

(d) by either Party, in the event the other Party refuses to perform or shall materially breach or materially fail in the observance or performance of any representation, warranty, covenant or obligation under this Agreement following notice of such refusal, breach or failure; provided however, that non-payment of any amount due hereunder shall not constitute a material breach of this Agreement unless payment is not made within fifteen (15) days after the date such payment is due hereunder, and provided that the Party receiving such notice shall have thirty (30) days after receiving notice to cure the refusal, breach or failure. In the event such breach or failure is cured, the notice shall be of no effect. In the event such refusal, breach or failure is not cured, this Agreement shall then terminate at the end of such thirty (30) day period;

(e) [Text Deleted]


15.4 In the event of termination of this Agreement, each Party shall fulfill all obligations existing as of the effective date of termination and shall supply all open customer orders and payment for the CoStasis Products that may be due under this Agreement. Notwithstanding the foregoing, USS/THG shall not be obligated to pay Cohesion the Additional Fees set forth in

Section 6.1(b) in the event that Cohesion achieves either or both of such regulatory approvals subsequent to the date that USS/THG gives notice to Cohesion of termination of this Agreement, unless USS/THG shall in its discretion solicit orders for the CoStasis Products in such portion of the Territory covered by such regulatory approval during the period between the date notice of termination is given to Cohesion and the effective termination date of this Agreement.

                          ARTICLE 16 - CONFIDENTIALITY

16.1 Each Party represents, warrants and covenants that it has not, directly or indirectly, disclosed and agrees that it shall not, directly or indirectly, disclose to any third person or entity either during the term of this Agreement or for a period of five (5) years subsequent to the termination of this Agreement, (a) any Confidential Information concerning the other Party disclosed in accordance with this Agreement; or (b) the terms or substance of this Agreement except as required by law or legal process; provided that prior to any such disclosure the disclosing Party shall notify the other Party of such proposed disclosure with as much prior notice as is reasonably possible and shall not take any action to prevent the other Party from taking any legal action as it deems necessary or desirable to prevent or limit any such disclosure.

16.2 Notwithstanding Section 16.1, each Party may disclose Confidential Information received pursuant to this Agreement as required to fulfill the terms and obligations of this Agreement to its directors, officers, employees, consultants, attorneys and accountants provided that such persons and entities are obligated to hold the Confidential Information in confidence. Each Party covenants that it shall exercise the same degree of care with respect to the other Party's Confidential Information as it would its own Confidential Information.

16.3 Upon termination of this Agreement, each Party shall, upon the request of the other Party, return all documents received by it from the other Party which contain the other Party's Confidential Information or destroy all of such documents and confirm in writing the destruction thereof to the other Party, except that one copy thereof may be retained solely for archival purposes in the files of the counsel for the Party.

16.4 The provisions of this Article 16 shall survive termination of this Agreement.


             ARTICLE 17 - REPRESENTATIONS, WARRANTIES AND COVENANTS

17.1 Each Party represents, warrants and covenants to the other Party that (i) the performance by such Party of its obligations under this Agreement will not result in a violation or breach of, and not conflict with or constitute a default under, its Certificate of Incorporation or other incorporation documents, corporate bylaws or any contract, commitment, agreement or other obligation to which such Party or any of its Affiliates is a party or by which any of them is bound; and (ii) there is no Action pending or currently threatened against it or any of its Affiliates which, if adversely determined, would restrict or limit such Party's right to enter into this Agreement, transfer the rights or carry out its obligations under this Agreement.

                           ARTICLE 18 - FORCE MAJEURE

18.1 If either Party is prevented from performing any of its obligations hereunder due to any cause which is beyond the non-performing Party's reasonable control, including fire, explosion, flood, or other acts of God; acts, regulations, or laws of any government; war or civil commotion; strike, lock-out or labor disturbances; or failure of public utilities or common carrier(a "Force Majeure Event"), such non-performing Party shall promptly give notice thereof to the other party and shall use its best efforts to cure or correct any such Force Majeure Event and to resume performance of its affected obligations as soon as possible.

                           ARTICLE 19 - MISCELLANEOUS

19.1 This Agreement shall be binding upon and shall inure to the benefit of each of the Parties hereto, and their respective successors and permitted assigns as hereinafter set forth in this Section 19.1. Neither Party shall transfer or assign this Agreement, in whole or in part, nor any of their respective rights and obligations under this Agreement without the prior written consent of the other Party; except that either Party may, without such consent, assign this Agreement to a Affiliate of such Party provided the Party remains liable for the performance thereof.

19.2 All notices, and other communications required or called for under this Agreement shall be in writing, shall be transmitted by overnight U.S. mail, postage prepaid, or by certified or registered U.S. Mail, return receipt requested, postage prepaid or by overnight Federal Express or another nationally recognized courier serviced (billed to sender) and shall be deemed delivered when received by the Party to whom it is addressed at:

If to Cohesion:                             If to USS/THG:

Cohesion Corporation                        United States Surgical Corporation
2500 Faber Place,                           150 Glover Avenue
Palo Alto, CA  94303                        Norwalk, CT  06856
Attn.:  CEO                                 Attn.: Legal Department

19.3 This Agreement supersedes all prior discussions, negotiations, and agreements between the Parties including, without limitation, any confidentiality agreement heretofore entered into between the parties, but only as to matters occurring after the date of the execution of this Agreement by both Parties. This Agreement cannot be altered or amended except by an agreement in writing signed by the Parties.

19.4 No previous course of dealing or performance or usage of trade not specifically set forth in this Agreement shall be admissible to explain, modify or contradict this Agreement. Either Party's failure to require performance by the other of any provisions hereof shall, in no way, be deemed a waiver or affect the right of either Party to require such performance at any time thereafter.

19.5 This Agreement shall not constitute either Party as an employee, agent, partner or legal representative of the other Party for any purpose, or give either Party any right to supervise or direct the functions of the other Party. Neither Party shall have authority to act for or obligate the other Party in any way or to extend any representation or warranty on behalf of the other Party. Each Party agrees to perform under this Agreement solely as an independent contractor and shall not hold itself out as an employee or agent of the other Party in any sense. Each Party agrees not to permit its employees or agents to do anything which might be construed or interpreted as acts of the other Party. Each Party agrees that the other Party shall not be responsible for any acts or omissions by it or its directors, officers, employees and agents and shall indemnify and hold harmless the other Party from and against all losses, damages, claims, judgments, and costs (excluding attorneys' fees and expenses) claimed or rendered against such other Party on account of acts or omissions by such Party, its directors, officers, employees and agents.

19.6 Neither Party shall originate any publicity, news release or other announcement, written or oral, relating to the terms and conditions of this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, except as may be necessary to comply with applicable Laws or legal process.

19.7 If any provisions of this Agreement should be or become fully or partly invalid or unenforceable for any reason whatsoever or violate any applicable law, this Agreement is to be considered divisible as to such provision and such provision is to be deleted from this Agreement, and the remainder of this Agreement shall be deemed valid and binding as if such provision were not included herein. There shall be substituted for any such provision deemed to be deleted a suitable provision which, as far as legally possible, comes nearest to what the Parties desired according to the sense and purpose of this Agreement had this point been considered when concluding this Agreement.

19.8 This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts entered into and to be performed entirely within the State of Delaware without reference to its conflict of laws provisions.

19.9 The Article headings included in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

19.10 This Agreement may be executed in two counterparts, each of which shall be deemed to be an original instrument, but both such counterparts together shall constitute but one agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective corporate officers as of the date first above written.

COHESION TECHNOLOGIES, INC.

By: /s/ DAVID FOSTER
    -------------------------------

Name: David Foster
Title: CEO


UNITED STATES SURGICAL

By: /s/ STEVEN AMELIO
    -------------------------------

Name: Steven Amelio
Title: VP & Controller USS


TYCO HEALTHCARE GROUP AG

By: /s/ FELIX HEUSLER
    -------------------------------
Name: Felix Heusler
Title: Director




EXHIBITS

A-1     Patents
A-2     Trademarks
A-3     CoStasis Products
A-4     Domestic Territory
A-5     International Territory
2.1     Trademark License
2.2     Current CoStasis Applicator Device

                                   EXHIBIT A-1
                                     PATENTS

      PATENT TITLE              PATENT STATUS               INVENTORS                         SUMMARY
-------------------------------------------------------------------------------------------------------
    SURGICAL ADHESIVE          U.S. PATENT NO.        SIERRA, D.; LUCK, E.;
        MATERIAL                  5,290,552                 BROWN, D.
 (CO-OWNED WITH MATRIX)            GRANTED:
                              AUSTRIA, BELGIUM,                                            Text Deleted
                               CANADA, GERMANY,
                            EUROPE, SPAIN FRANCE,
                            GREECE, ITALY, JAPAN,
                               LUXENBOURG, THE
                             NETHERLANDS, SWEDEN.
-------------------------------------------------------------------------------------------------------
 COMPOSITIONS CONTAINING         U.S. ALLOWED        PRIOR, J.; WALLACE, D.;
      THROMBIN AND                                   DELUSTRO, F.; SIERRA, D.
MICROFIBRILLAR COLLAGEN,      PCT FILED 6/17/98                                            Text Deleted
     AND METHODS FOR
   PREPARATION AND USE
         THEREOF
-------------------------------------------------------------------------------------------------------
 CELL SEPARATION DEVICE        U.S. PATENT NO.       FREEMAN, A.; SIERRA, D.;
AND INLINE ORIFICE MIXER          5,968,018          FULLER, G.; CONSTON, S.;
         SYSTEM                                            MICHAELS, A.                    Text Deleted
                                   PENDING:
                              CANADA, EPO, JAPAN
-------------------------------------------------------------------------------------------------------
     STERILE SYRINGE             U.S. ALLOWED              ESPOSITO, D.
 PACKAGING AND HANDLING
     "PORTED POUCH"               PCT FILED                                                Text Deleted
-------------------------------------------------------------------------------------------------------
 CELL SEPARATION DEVICE          U.S. ALLOWED         DURONIO, J.; SIMONYI,
  AND METERING SYRINGE                                  V.; HNOJEWYJ, O.;
       "CELLPAKER"                PCT FILED                STEARNS, B.;                    Text Deleted
                                                           FREEMAN, A.;
                                                         SCHOENBERG, S.;
                                                           ESPOSITO, D.
-------------------------------------------------------------------------------------------------------

                                   EXHIBIT A-2
                                   TRADEMARKS

        MARK                      COUNTRY                      STATUS
  CellPaker(R)                     United States            Text Deleted

  CellPaker(TM)                    Canada                   Text Deleted

                                   CTM                      Text Deleted

                                   Japan                    Text Deleted


   CoStasis(TM)                    United States            Text Deleted

                                   Australia                Text Deleted

                                   Canada                   Text Deleted

                                   CTM                      Text Deleted

                                   Japan                    Text Deleted

                                   EXHIBIT A-3

                                COSTASIS PRODUCTS

               4.5 CoStasis (Europe)                  FXP 010

               2.0 CoStasis (Europe)                  FXP 007

               1.0 CoStasis (Europe)                  FXP 011

               4.5 CoStasis (U.S.)                    FXP 004

               2.0 CoStasis (U.S.)                    FXP 006

               1.0 CoStasis (U.S.)                    FXP 012

               CellPaker 1X                           FXP 009

               CellPaker 10X                          FXP 008

               Centrifuge                             TBD

                                   EXHIBIT A-4

                               DOMESTIC TERRITORY

United States

                                   EXHIBIT A-5

                             INTERNATIONAL TERRITORY

1. All Countries in the European Union as of the Effective Date of this Agreement, per the Terms identified in Section 3.1 of this Agreement.

2. Eastern Europe (defined to include Poland, the Czech Republic, Slovakia, Hungary, Romania, Bulgaria, Estonia, Lithuania, Latvia, Albania, and the countries formed from the former Yugoslavia).

3. Middle East (defined to include Israel, Egypt, Syria, Lebanon, Jordan, Saudi Arabia, Kuwait, Qatar, U.A.E., Oman and Yemen).

4. Australia.

5. New Zealand.

6. India.

7. Latin America, to include Mexico, Central and South America.

                                   EXHIBIT 2.1

                           TRADEMARK LICENSE AGREEMENT

        THIS AGREEMENT (the "Agreement"), dated and effective as of November 22, 1999 by and between Cohesion Technologies, Inc. ("Cohesion"), a corporation duly organized and existing under the laws of the State of Delaware and having its principal place of business at 2500 Faber Place, Palo Alto, CA 94303, and United States Surgical, a division of Tyco Healthcare Group LP ("USS"), a limited partnership duly organized and existing under the laws of the State of Delaware and having its principal place of business at 150 Glover Avenue, Norwalk, Connecticut 06856, and Tyco Healthcare Group AG, a corporation organized and existing under the laws of Switzerland and having its principal place of business at Bahnhofstrasse 8, CH-8200 Schaffhausen, Switzerland ("THG") (Cohesion, USS and THG, each a "Party" and collectively, the "Parties").

        WHEREAS, Cohesion is the sole and exclusive owner of the entire right, title and interest in and to trademark(s) and trade name(s) (collectively referred to as "CoStasis Trademarks") used by Cohesion in connection with the promotion and sale of CoStasis Products (as defined in the License and Distributorship Agreement executed on even date herewith); and

        WHEREAS, USS/THG is desirous of acquiring royalty-free, exclusive rights and licenses to use the CoStasis Trademarks solely for the purpose of marketing and promoting CoStasis Products in the Field within the Territory; and

WHEREAS, Cohesion is willing to grant such licenses.

        NOW, THEREFORE, in consideration of the mutual considerations set forth and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the parties, it is understood and agreed as follows:

1. GRANT OF THE LICENSES

        1.1 Subject to the terms and conditions hereinafter set forth, Cohesion hereby grants to USS/THG for the term of this Agreement a royalty-free, exclusive right and license, with right to sublicense, to use CoStasis Trademarks solely in connection with the marketing, promotion and sale of CoStasis Products in the Field within their respective Territories. Nothing in this Agreement is intended to permit USS/THG to use the CoStasis Trademarks for any other purpose than described above, and nothing in this Agreement is intended to nor shall it limit or impair Cohesion's rights, during the Term, to use or otherwise license the CoStasis Trademarks to the extent not licensed to USS/THG hereunder.

        1.2 The license includes the right to grant sublicenses, provided that any such sublicense must be in writing and subject to the terms of this Agreement.

2. TERM

        2.1.   This Agreement shall be effective as of the date it is executed.

        2.2 The term of this Agreement shall continue for the term of the License and Distributorship Agreement executed on even date herewith. In the event of a material breach of this Agreement by either party, the non-breaching party shall provide the breaching party written notice which describes with specificity the nature of such breach. The breaching party will thereafter have sixty (60) days to cure such breach. If the breaching party does not cure such breach within said sixty (60) days, the non-breaching party may terminate this Agreement upon ten (10) days prior written notice of termination.

        2.3 This Agreement shall terminate immediately upon the termination of the License and Distributorship Agreement.

        2.4 Upon termination of this Agreement: (i) the license granted herein shall terminate; (ii) USS/THG shall cease, and cause its sublicensees to cease, using the CoStasis Trademarks; and (iii) USS/THG shall execute and deliver to Cohesion any documents reasonably requested by Cohesion to confirm Cohesion's ownership of the CoStasis Trademarks and the termination of the License.

3. QUALITY CONTROL

        3.1 Cohesion licenses USS/THG to use the CoStasis Trademarks upon the terms herein set forth and during the period of this Agreement, in advertising, identifying and selling CoStasis Products in case, and only in case, such CoStasis Products are of approved standards and are not advertised, labeled or packaged in any manner tending to mislead or deceive the public.

        3.2 USS/THG shall (i) not modify the CoStasis Trademarks in any manner without the prior consent of Cohesion, (ii) use the CoStasis Trademarks only in a manner and form as set forth in Exhibit A-2 and any other quality control restrictions imposed by and followed by Cohesion; and (iii) use the CoStasis Trademarks only in a manner and form which complies with all applicable federal, state, local and foreign laws, rules and regulations, including, without limitation, all applicable trademark laws, rules and regulations.

4. PROTECTION OF COSTASIS TRADEMARKS

        USS/THG acknowledges Cohesion's exclusive right, title and interest in and to the CoStasis Trademarks and will not, in any way, directly or indirectly, do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of said right, title and interest in connection with the use of CoStasis Trademarks. USS/THG shall not in any manner represent that it has any ownership in CoStasis Trademarks or any registration thereof and USS/THG acknowledges that use of CoStasis Trademarks by it shall not create in USS/THG any right, title or interest in or to the CoStasis Trademarks, but all use of CoStasis Trademarks shall inure to the benefit of Cohesion.

        IN WITNESS WHEREOF the parties hereto have executed this Agreement effective November 22, 1999.

COHESION TECHNOLOGIES, INC.

By: /s/ DAVID FOSTER
    -------------------------------

Name: David Foster
Title: CEO


UNITED STATES SURGICAL

By: /s/ STEVEN AMELIO
    -------------------------------

Name: Steven Amelio
Title: VP & Controller USS


TYCO HEALTHCARE GROUP AG

By: /s/ FELIX HEUSLER
    -------------------------------
Name: Felix Heusler
Title: Director

                                   Exhibit 2.2

                 Diagram of CoStasis syringe and delivery system